Exhibit 10.3

WITHOUT DEFERRAL FEATURE

KNIGHT CAPITAL GROUP, INC.

[2003]/[2006] EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Name of Grantee:	«First_Name» «Last_Name»

Restricted Stock Units:	«Award» Restricted Stock Units (“Stock Units”)

Grant Date:	«Grant_Date»

Dates Upon Which Restrictions Lapse:	«Vest_2010» Stock Units, on «Year_1»
(subject to accelerated lapse of restrictions as set forth in Sections 3 and 4 of this Agreement)	«Vest_2011» Stock Units, on «Year_2» «Vest_2012» Stock Units, on «Year_3»

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This Restricted Stock Unit Agreement (this “Agreement”) is executed and delivered as of the Grant Date by and between Knight Capital Group, Inc. (the “Company”) and the Grantee. The Grantee and the Company hereby agree as follows:

1.	The Company, pursuant to the [2003]/[2006] Equity Incentive Plan (the “Plan”), which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants to the Grantee the above mentioned Stock Units.

2.	Except as set forth in Section 3 or 4 of this Agreement, on the date which the restrictions applicable to the Stock Units shall lapse (each such period, a “Restricted Period”) the Company shall deliver to the Grantee, for each Stock Unit on which such restriction lapsed, a share of Class A Common Stock, $.01 par value, of the Company (“Shares”).

All restrictions imposed on Stock Units shall lapse upon the expiration of the Restricted Period applicable to such Stock Units (as indicated above).

3.	If the Grantee’s employment with, or provision of services to, the Company shall terminate for any reason other than such Grantee’s death, disability, or Retirement while Stock Units are subject to a Restricted Period, all Stock Units held by the Grantee still subject to a Restricted Period shall be forfeited upon such termination. In the event of the Grantee’s death, disability, or Retirement, the restrictions and forfeiture conditions applicable to the Stock Units shall lapse, and the Stock Units shall be deemed fully vested in accordance with the terms of the Plan.

4.	In the event of a Change-In-Control (as defined in the Plan), the restrictions and forfeiture conditions applicable to the Stock Units shall lapse, and the Stock Units shall be deemed fully vested in accordance with the terms of the Plan. Notwithstanding anything to the contrary in Section 2 of this Agreement, to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Internal Revenue Code, if such Change-In-Control does not constitute a change in ownership or control of the Company within the meaning of Section 409A of the Internal Revenue Code, the Company shall deliver to the Grantee, for each Stock Unit on which the restrictions lapsed as a result of the Change-In-Control, Shares on such date that the Grantee would have received Shares under this Agreement in respect of the applicable Stock Units absent the occurrence of the Change-In-Control.

5.	The Stock Units shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares or other change in capitalization with a similar substantive effect upon the Plan, the Shares, or the Stock Units. The Committee shall have the power and sole discretion to determine the nature and amount of the adjustment to be made, if any. Any adjustment so made shall be final and binding.

6.	The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided below) and no voting rights, with respect to the Stock Units and any Shares underlying or issuable in respect of such Stock Units until such Shares are actually issued to and held of record by the Grantee. Notwithstanding the above, upon the payment of any Stock Unit subject to the Award pursuant to this Agreement, the Company shall pay the Grantee an amount in cash equal to the aggregate amount of the ordinary cash dividends (if any) paid by the Company on a Share for which the related dividend payment record date(s) occurred on or after the date the Award was granted and on or before the date such Stock Unit became vested pursuant to the terms hereof (the right to receive such payment is referred to herein as a “Dividend Equivalent Right”). For purposes of clarity, no interest shall accrue with respect to the period between the dividend payment record date and the date of payment of any Dividend Equivalent Rights, and no Dividend Equivalent Rights shall be paid with respect to any Stock Units that terminate pursuant to Section 3.

7.	The Company shall withhold all applicable taxes required by law from all amounts paid in respect of the Stock Units upon the vesting of, or lapse of restrictions on, or payment of, any or all of the Stock Units. The Grantee may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of stock may be deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of shares to be deducted shall be determined by the Committee with reference to the Fair Market Value of the stock when the withholding is required to be made.

8.	Except with the consent of the Committee, no Stock Units shall be assignable or transferable except by will or by the laws of descent and distribution while such Stock Units remain subject to a Restricted Period.

9.	Nothing herein shall obligate the Company or any Subsidiary or Affiliate of the Company to continue the Grantee’s service for any particular period or on any particular basis of compensation.

10.	The obligation of the Company to deliver Shares or cash in respect of Stock Units granted under this Agreement is specifically subject to all provisions of the Plan and all applicable laws, rules, regulations and governmental and stockholder approvals.

11.	Any notice by the Grantee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Grantee shall be in writing and shall be deemed duly given if mailed to the Grantee at the address last specified to the Company by the Grantee.

12.	The grant of Stock Units herein is not enforceable until this Agreement has been signed by the Grantee and the Company. By executing this Agreement, the Grantee shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board or its delegates.

13.	No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

14.	The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.

15.	This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto regarding the Stock Units, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them regarding the Stock Units other than as set forth herein or therein. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

16.	The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Grantee under this Section 3 of this Agreement until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).

By signing this Agreement, the Grantee accepts and agrees to all of the foregoing terms and provisions and to all of the terms and provisions of the Plan incorporated herein by reference and confirms that he/she has received a copy of the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Grantee has hereunto set his/her hand as of the Grant Date.

KNIGHT CAPITAL GROUP, INC.

By:
Thomas M. Joyce
Chairman and Chief Executive Officer

«First_Name» «Last_Name»

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